Exhibit 99.1

SILVERSUN TECHNOLOGIES REPORTS THIRD QUARTER 2023 RESULTS

EAST HANOVER, NJ – ( ) – November 14, 2023 – SilverSun Technologies, Inc. (NASDAQ: SSNT), a national provider of transformational business technology solutions and services, today announced its third quarter results for the three and nine months ended September 30, 2023.

Financial Highlights for Three Months Ended September 30, 2023 Compared to Three Months Ended September 30, 2022:

●	Total revenue was $13,423,254 compared with $10,917,159, an increase of 23.0%.

●	Software revenues were $2,850,462, compared with $2,482,488, an increase of 14.8%.

●	Service revenues totaled $10,572,792, compared with $8,434,671, an increase of 25.3%.

●	Income from operations was $427,455, compared with a loss from operations of $117,610.

●	The Company incurred a non-operating expense of $2,986,107 related to the terminated merger agreement with Rhodium Enterprises.

●	Net loss was $2,110,178, or $0.40 loss per basic and diluted share, compared to net loss of $134,237, or $0.03 per basic and diluted share.

Financial Highlights for the Nine Months Ended September 30, 2023 Compared to the Nine Months Ended September 30, 2022:

●	Total revenues rose 22.2% to $39,808,263 from $32,579,076.

●	Software revenues were $9,470,811, compared with $7,875,531, an increase of 20.3%.

●	Service revenues totaled $30,337,452, compared with $24,703,545, an increase of 22.8%.

●	Income from operations was $1,253,256 compared with a loss from operations of $216,572.

●	The Company incurred a non-operating expense of $2,986,107 related to the terminated merger agreement with Rhodium Enterprises.

●	Net loss was $1,489,326, or $0.28 loss per basic and diluted share, compared to net loss of $262,659, or $0.05 loss per basic and diluted share.

●	As of September 30, 2023, the Company had $6,879,520 in cash and cash equivalents; $2,694,969 in accounts receivable; long term debt of $652,733 (excluding the impact of operating lease liabilities), and total stockholders’ equity of $7,053,379.

For more details on SilverSun's third quarter and nine months results, please refer to the Company's 10-Q filed with the U.S. Securities Exchange Commission and accessible at www.sec.gov.

Commenting on the results, Mark Meller, Chairman and CEO of SilverSun, stated, “We remain on pace for a record year in 2023 for our operations. This third quarter was the best revenue quarter in the Company’s history, which is the fourth quarter in a row where we were able to make that statement. We are receiving positive contributions across the board from nearly every department within the organization. We were able to continue to execute on our plan to increase our market share of our software products, as evidenced by our 14.8% increase in software revenues this quarter, and a 20.2% increase during the first nine months of the year. Similarly, our services revenue grew by 22.8% during the first 9 months of the year versus the same period in 2022. We anticipate continued growth as our sales and project pipeline remains strong.”

“Our operating margins continue to improve as our business scales. Operating margin was 3.2% for the third quarter, and 3.1% for the first nine months of the year, respectively. Our general and administrative expenses, as a percentage of revenue, decreased from 20.6% in Q3 2022 to 18.6% in Q3 2023. Similarly, general and administrative expenses decreased in the first nine months of the year from 21.4% in 2022 to 18.7% in 2023. This is despite the high inflation rate increasing our costs of doing business. We should be able to continue to improve our operating margins in the upcoming quarters as the business continues to scale.“

Meller then stated, “We terminated our merger agreement with Rhodium Enterprises on October 13, 2023. As a result, the Company was forced to take a charge to earnings equal to the accrued transaction expenses of roughly $3 million. This is a one-time charge, and will not hamper the Company’s ability to continue to fund its growth.”

Meller concluded, “We believe that we are well positioned for continued growth and success as we have a strong team, experienced resources, and a strong financial position to support our initiatives. We look forward to delivering positive operating results in the coming quarters and years.”

About SilverSun Technologies, Inc.

We are a business application, technology and consulting company providing software and IT solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “cloud”. As a value-added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning (“ERP”), Warehouse Management Systems (“WMS”), Customer Relationship Management (“CRM”), Business Intelligence (“BI”) and other business applications. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network managed services practice that provides cybersecurity, application hosting, disaster recovery, business continuity, cloud and other services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Arizona, Southern California, North Carolina, Washington and Oregon.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contact:

Corporate

Mark Meller

SilverSun Technologies, Inc.

973-758-6108

meller@silversuntech.com